NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (August 6, 2010) - NASB Financial, Inc. (NASDAQ:
NASB) announced today a net loss for the quarter ended June 30, 2010, of $460,000 or $(0.06) per share. This compares to net income of $3,219,000 or $0.41 per share for the quarter ended March 31, 2010, and compares to net income of $4,242,000 or $0.54 per share for the quarter ended June 30, 2009. The Company recorded a provision for loan losses of $11.5 million during the quarter ended June 30, 2010. This compares to a provision for loan losses of $5.0 million during the quarter ended March 31, 2010, and $4.0 million during the quarter ended June 30, 2009.
     Net income for the nine months ended June 30, 2010, was $4,088,000 or $0.52 per share, compared to net income of $12,621,000 or $1.60 per share for the nine months ended June 30, 2009. The Company recorded a provision for loan losses of $25.5 million during the nine months ended June 30, 2010. This compares to a provision for loan losses of $5.25 million during the nine months ended June 30, 2009. Management analyzes the adequacy of the allowance for loan losses on a quarterly basis. The provision for loan losses can fluctuate based upon management's assessment of changes in economic conditions, the level of classified assets, and the amount of loan charge-offs and recoveries during the period.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.

                (Financial Highlights Schedule Attached)

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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Nine months ended
                                        -------------------------------------  -----------------------
                                          6/30/10       3/31/10      6/30/09     6/30/10      6/30/09
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   13,930       13,119       12,188       40,854       33,776
Provision for loan losses                  11,500        5,000        4,000       25,500        5,250
Non-interest income                        11,522        9,314       12,742       31,036       27,171
Non-interest expense                       14,909       12,320       14,032       40,886       35,175
Income tax expense (benefit)                 (497)       1,894        2,656        1,416        7,901
                                           -------      -------      -------      -------     -------
   Net income (loss)                   $     (460)       3,219        4,242        4,088       12,621
                                           =======      =======      =======      =======    ========

FINANCIAL CONDITION DATA:
Total assets                           $ 1,415,928    1,460,275    1,615,130    1,415,928   1,615,130
Total loans and mortgage-backed
  and related securities                 1,288,968    1,322,236    1,425,905    1,288,968   1,425,905
Customer and brokered deposit
  accounts                                 859,461      869,268      940,175      859,461     940,175
Stockholders' equity                       165,321      165,986      161,937      165,321     161,937


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     21.01        21.10        20.58        21.01       20.58
Earnings per share                           (0.06)        0.41         0.54         0.52        1.60
Cash dividends paid per share                 0.00        0.225        0.225         0.45       0.675


Return on assets (annualized net income
  divided by total average assets)          (0.13)%       0.86%        1.07%        0.37%       1.07%

Return on equity (annualized net income
  divided by average stockholders' equity)  (1.11)%       7.78%       10.62%        3.29%      10.71%


Weighted average shares outstanding      7,867,614    7,867,614    7,867,614    7,867,614   7,867,614

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